AMENDMENT TO RESTRICTED STOCK UNIT AWARD AGREEMENTS

The Restricted Stock Unit Award Agreements between Northwest Natural Gas Company, an Oregon corporation (the “Company”), and ___________ (“Recipient”) dated February 25, 2015, February __, 2014 and February __, 2013 (the “Agreements”), are hereby amended as follows:

1.    Section 2.2 of each Agreement is amended to read in its entirety as follows:

“2.2    Performance Threshold.
“(a)    For purposes of this Agreement, the “Performance Threshold” for any year shall be satisfied if the ROE (as defined below) for that year is greater than the 5 Yr Avg Cost of LT Debt (as defined below) for that year.
“(b)    The “ROE” for any year shall be calculated by dividing the Company’s Adjusted Net Income (as defined below) for the year by the Average Equity (as defined below) for the year. Subject to adjustment in accordance with Section 2.2(c) below, the Company’s “Adjusted Net Income” for any year shall be equal to the Company’s net income attributable to common shareholders for the year, as set forth in the audited consolidated statement of income of the Company and its subsidiaries for the year. Subject to adjustment in accordance with Section 2.2(c) below, “Average Equity” for any year shall mean the average of the Company’s total common stock equity as of the last day of the year and the Company’s total common stock equity as of the last day of the prior year, in each case as set forth on the audited consolidated balance sheet of the Company and its subsidiaries as of the applicable date.
“(c)    The following adjustments shall be made in the calculation of ROE, if applicable:
“(1)    Change in Accounting Principle. If the Company implements a change in accounting principle before the completion of all Performance Years either as a result of the issuance of new accounting standards or otherwise, and the effect of the accounting change was not reflected in the Company’s business plan at the time of award of the RSUs, then ROE for each affected year shall be adjusted to eliminate the impact of the change in accounting principle.
“(2)    Gain or Loss on Sale of Business. Adjusted Net Income for each Performance Year shall be adjusted to eliminate any gain or loss on the disposition of any subsidiary, division or business during the year, as set forth in the audited consolidated financial statements of the Company and its subsidiaries for that year.
“(3)    Impairments. Adjusted Net Income for each Performance Year shall be adjusted to eliminate any charges taken by the Company during the year for impairment of assets (excluding utility plant assets), that exceed $500,000 for any single impaired asset.
“(4)    Tax Impacts. All adjustments for the items listed in Sections 2.2(c)(1) to 2.2(c)(3) in any year shall be net of income taxes based on the Company’s consolidated effective tax rate for the year.
“(5)    Tax Changes. Adjusted Net Income for each Performance Year shall be adjusted to eliminate any positive or negative impacts on earnings resulting from changes to federal, state or local income tax rates or the imposition of a new tax during the period between the award of the RSUs and the completion of all Performance Years, and any resulting impact on deferred tax account balances.

“(d)    The “5 Yr Avg Cost of LT Debt” for any year shall mean the average of five numbers consisting of the Avg Cost of LT Debt (as defined below) for that year and for each of the four preceding years. The “Avg Cost of LT Debt” for any year shall be equal to the sum of the Weighted Costs (as defined below) calculated for each series or tranche of long-term debt of the Company outstanding on the last day of the year. The “Weighted Cost” for a series or tranche of long-term debt as of any date shall be calculated by multiplying the Effective Interest Rate (as defined below) on the debt as of that date by the outstanding principal balance of the debt on that date, and then dividing the resulting amount by the Company’s total outstanding principal balance of long-term debt as of that date. The “Effective Interest Rate” for a series or tranche of long-term debt as of any date shall be the yield calculated based on the settlement date for the original issuance of the series or tranche, the maturity date of the series or tranche, the stated annual interest rate of the series or tranche in effect on that date, the number of interest payments per year under the terms of the series or tranche, the initial borrowing of an amount equal to the principal balance net of Debt Issuance Costs (as defined below) for the series or tranche, and the repayment of principal at maturity or otherwise according to the terms of the series or tranche. The “Debt Issuance Costs” for a series or tranche of long-term debt shall include the fees, commissions and expenses of issuance of such debt, any other purchase discount from the face amount of such debt, and any premiums, write-offs of unamortized debt issuance costs and other costs incurred in connection with retiring debt refinanced with the proceeds of such debt, all as reflected in the Company’s accounting records. For purposes of this Section 2.2(d), the Company’s long term debt and the interest rates and outstanding principal balances of the outstanding series or tranches of long-term debt as of any date shall be those amounts as set forth in the audited consolidated financial statements of the Company and its subsidiaries for the year ending on that date, and shall in all cases include the current portion of any long-term debt and exclude borrowings under a revolving credit facility. For the avoidance of doubt, the Effective Interest Rate for purposes of this Agreement of each series of fixed-rate long-term debt outstanding as of the date of this Agreement is set forth on Exhibit A hereto.”

2.	Except as otherwise provided herein, all other provisions of the Agreement shall remain in full force and effect.

IT IS SO AGREED:

NORTHWEST NATURAL                RECIPIENT
GAS COMPANY

By: